Exhibit 21.1

Subsidiaries of Foresight Energy Partners LP

Name	Jurisdiction of Organization
Adena Resources LLC (subsequent to 12-31-14)	Delaware
Foresight Energy LLC	Delaware
Foresight Energy Services LLC	Delaware
Foresight Energy Employee Services Corporation	Delaware
Foresight Receivables LLC (subsequent to 12-31-14)	Delaware
Foresight Coal Sales LLC	Delaware
Foresight International Coal Sales Limited	United Kingdom
Hillsboro Energy LLC	Delaware
Hillsboro Transport LLC (subsequent to 12-31-14)	Delaware
Macoupin Energy LLC	Delaware
Oeneus LLC d/b/a Savatran LLC	Delaware
Sitran LLC (subsequent to 12-31-14)	Delaware
Seneca Rebuild LLC	Delaware
Sugar Camp Energy, LLC	Delaware
Tanner Energy LLC	Delaware
Williamson Energy, LLC	Delaware